Amended and Restated INTERIM FACILITY AGREEMENT

dated 18 March 2020

for

Curetis GmBh

as Borrower

with

Crystal GmBH

acting as Lender

THIS AGREEMENT (the "Agreement") is dated 18 March 2020 and made between:

(1)

Curetis GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 756134 as borrower (the "Borrower");

(2)

CRYSTAL GmbH (previously named Platin1798. GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, with its registered seat in Frankfurt am Main and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 115973 as lender (the "Lender"); and

(3)

CURETIS N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands and registered with the Dutch Trade Register under registration number 64302679 as Curetis ("Curetis").

IT IS AGREED as follows:

1.	Definitions and interpretation
1.1	Definitions

In this Agreement:

"Available Commitment" means the Commitment as of the proposed Utilisation Date minus:

(a)	the aggregate amount of any outstanding Utilisations; and
(b)	in relation to any proposed Utilisation, the amount of any Utilisations that are due to be made on or before the proposed Utilisation Date.

"Availability Period" means the period commencing on the date of this Agreement and ending on 30 March 2020.

"Business" means the activities of the Group conducted in the ordinary course of business.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Stuttgart and (in relation to any day for payment) in the County of New York, New York.

"Commitment" means an aggregate amount of US$ 5,000,000 which will be available as follows:

(a)	for the period from and including the date of this Agreement to and including 15 December 2019, US$ 1,700,000;
(b)	for the period from and including 16 December 2019 to and including 6 January 2019, US$ 2,850,000;

(c)	for the period from and including 7 January 2020 to and including 17 January 2020, US$ 4,000,000; and
(d)	for the period from and including 18 January 2020 to and including 31 March 2020, US$ 5,000,000 in each case, to the extent not cancelled or reduced under this Agreement.

"Default" means an Event of Default or any event or circumstance specified in Clause 11 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default.

"Event of Default" has the meaning given to that term in Clause 11 (Events of Default).

"Facility" means the credit facility made available under this Agreement as described in Clause 2 (The Facility).

"Group" means the Borrower and its Subsidiaries from time to time.

"Implementation Agreement" means the implementation agreement dated 4 September 2019 between Curetis N.V., OpGen, Inc. and the Lender.

"Liabilities" means any liabilities, claims, demands, expenses, commitments or obligations of every kind and description.

"Loan" means a loan made or to be made available by Lender to the Borrower under this Agreement or the principal amount outstanding for the time being of the loan.

"Maturity Date" means the date falling one (1) year after the date of the relevant Utilisation Date.

“Parties” mean the Borrower and the Lender.

"Subsidiary" means a subsidiary within the meaning of sections 15-17 of the German Stock Corporation Act (Aktiengesetz).

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date the relevant Loan is made.

1.1	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)

this "Agreement", the "Implementation Agreement" or any other agreement or instrument is a reference to this Agreement, the Implementation Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated;

(ii)

the "Borrower", the "Lender" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(iii)	"promptly" is to be construed as unverzüglich (without undue delay) as contemplated in section 121(1) of the German Civil Code (Bürgerliches Gesetzbuch); and
(iv)	a provision of law is a reference to that provision as amended or re-enacted.
(b)	Clause headings are for ease of reference only.
(c)	A Default is "continuing" if it has not been remedied or waived.
1.2	Currency symbols and definitions

"US$" and "US Dollars" denote the lawful currency of the United States of America.

1.3	English language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	The Facility
2.1	The Facility
(a)	Subject to the terms of this Agreement, the Lender makes available to the Borrower a US Dollars credit facility in an aggregate amount equal to the Commitment.
(b)

No amounts prepaid or repaid under this credit facility may be reborrowed, and in no event shall the aggregate amount of the Loans actually borrowed or the total credit facility amount at any time exceed US$ 5,000,000.

(c)	The Commitments which, at that time are unutilised shall be immediately cancelled at the end of the Availability Period.
2.2	Increase

The Parties agree that they will discuss in good faith by not later than 30 March 2020 to increase and/or extend the Commitment if and to the extent required for the funding of the operations of the Business.

3.	The purpose
3.1	Purpose
(a)

The Borrower shall only apply all amounts borrowed by it under the Facility towards the operation of the Business (including the discharge of current Liabilities relating to the Business as they become due).

(b)

Without undue delay, upon the Lender’s request, the Borrower shall provide evidence satisfactory to the Lender for the application of the amounts borrowed by it under the Facility within the purpose described in paragraph (a) above.

3.2	Monitoring

The Lender is not obliged to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation
(a)

The Lender is only obligated to advance a Utilisation if on the date a Utilisation is requested by the Borrower and on the proposed Utilisation Date no Default or Event of Default has occurred, or is continuing, or would result from the proposed Utilisation.

(b)

The Lender is only obligated to advance a Utilisation if the Borrower, on the date a Utilisation is requested and on the proposed Utilisation Date (before and after giving pro forma effect to any requested Utilisation), the Borrower is in compliance with this Agreement and the Implementation Agreement, including but not limited to, all undertakings under Clause 10 (Undertakings) and Clause 3.1 (b) (Purpose).

5.	Utilisation
(a)

The Borrower may utilize the Facility by delivering to the Lender a duly completed written utilisation request substantially in the form of Schedule 1 (Form of Utilisation Request) ("Utilisation Request") not later than 12 pm (noon) (Stuttgart time) on the fifth Business Day prior to the proposed Utilisation Date.

(b)	Each Utilisation Request will not be regarded as having been duly completed unless:
(i)	it sets out:
(A)	the amount to be utilized (the "Utilisation Amount") which complies with paragraph (c) below;
(B)	the details of the Borrower's bank account; and
(C)

the purpose for which Utilisation Amount shall be used, with sufficient details for the Lender to reconcile such Utilisation Amount against the reports to be delivered under Clause 3.1(b) (Purpose) and Clause 10.1 (Information Undertakings); and

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period.
(c)	The US Dollar amount of each proposed Loan must be less than or equal to the Available Commitment.
(d)	If the conditions in this Agreement have been met, the Lender shall make each Loan available by the relevant Utilisation Date.
6.	Repayment

The Borrower shall repay each Loan (together with any accrued and unpaid interest as set out in paragraph (b) of Clause 8 (Interest)) on the Maturity Date.

7.	Prepayment and cancellation
7.1	Mandatory prepayment
(a)	If:
(i)	the Implementation Agreement has been terminated prior to Closing and the Transaction is abandoned (including in connection with a Change of Board

Recommendation as contemplated in sections 8.1(i) or 8.1(j) of the Implementation Agreement); or
(ii)	in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated under this Agreement or to fund or maintain any Loan,

then:

(A)	the Lender shall inform the Borrower promptly upon becoming aware of that event;
(B)	the Lender shall not be obliged to fund a Utilisation; and
(C)

the Lender is entitled to cancel the Commitment with immediate effect and request by written notice to the Borrower, the immediate prepayment of all outstanding Loans (in each case together with accrued interest up to the relevant prepayment date), provided that the prepayment shall become due and payable (A) fifteen (15) Business Days after the prepayment notice has been delivered or (B), in case of paragraph (ii) only and if earlier, the date specified in the prepayment notice, being not earlier than the last day of any applicable grace period permitted by law.

7.2	Voluntary cancellation

The Borrower may, if it gives the Lender not less than three Business Days' prior notice, cancel the whole or any part of the Available Commitment.

7.3	Voluntary prepayment

The Borrower may, if it gives the Lender not less than three Business Days' prior notice, prepay the whole or any part of any Loan (together with any accrued and unpaid interest as set out in paragraph (a) of Clause 7.4 (General)).

7.4	General
(a)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without break costs, premium or penalty.
(b)	No part of the Facility which is prepaid or repaid may be reborrowed.
(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(d)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
(e)

If all or part of any Lender's participation in a Loan under the Facility is repaid or prepaid, an amount of the Commitment (equal to the amount which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.	Interest
(a)	The rate of interest on each Loan is ten percent (10%) per annum from (and including) the relevant Utilisation Date to (but excluding) the Maturity Date.
(b)	The Borrower shall pay accrued interest on each Loan on the Maturity Date.
(c)

Interest shall be calculated on the 30 /360 basis. If interest is required to be calculated for a period of less than one year, the relevant day-count fraction will be determined on the basis of a 360-day year consisting of 12 months of 30 days and, in the case of an incomplete month, the number of days elapsed.

9.	Tax gross-up
(a)

All payments of principal, interest and other payments to be made under this Agreement shall be made without any deduction or withholding for or on account of any present or future taxes or duties of any nature, imposed in or for the jurisdiction of Germany or of any of its authorities, which are authorised to levy taxes, unless such deduction or withholding is required by law or its application or official interpretation. In such case the Borrower pays the additional sum which is necessary to ensure that, after the making of such deduction or withholding, the Lender receives an amount equal to the sum which it would have received under the Agreement if no such deduction or withholding had been required.

(b)

If the Borrower is obliged to make a payment to the Lender pursuant to paragraph (a) above, the Borrower is entitled, whilst the circumstance giving rise to the requirement for the payment of the additional amount prevail, to repay the principal amount of the Loan owed to the Lender together with all accrued interest and any other payments payable under the Agreement at that time.

10.	undertakings
10.1	Information undertakings

The Borrower shall supply to the Lender:

(a)

within five (5) Business Days after the beginning of each calendar month (commencing prior to the date hereof, and continuing on and after the date hereof until all obligations hereunder are paid in full), a liquidity forecast setting out in reasonable detail the funding requirements of the Group for the then current and the next two calendar months;

(b)

promptly, upon reasonable request of the Lender, a report setting out in reasonable details how any Utilisation Amount has been applied by the Borrower (including copies of any invoice related to any Liability exceeding EUR 50,000 which has been discharged using such Utilisation Amount); and

(c)	promptly, such information regarding the financial condition, business and operations of it or any of its Subsidiaries as the Lender may reasonably request.

10.2	Notification of Event of Default

The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

10.3	Incorporation of undertakings and covenants under the Implementation Agreement

The covenants and undertakings of the Parties under the Implementation Agreement shall apply to each such Party’s activities and obligations under this Agreement.

11.	Events of Default
(a)

The Lender may by written notice to the Borrower cancel (kündigen) the Commitment whereupon it shall be immediately cancelled and/or declare (kündigen) that all or part of the Loans, together with accrued interest, and all other amount accrued or outstanding under this Agreement be immediately due and payable, for good cause (aus wichtigem Grund) ("Event of Default") whereupon they shall become immediately due and payable, in particular, if any of the following occurs and is continuing:

(i)

the Borrower does not pay on the due date any amount payable pursuant to this Agreement unless its failure to pay is caused by an administrative or technical error and the payment is made within three Business Days of its due date;

(ii)

the Borrower does not comply with any material provision of this Agreement or the Implementation Agreement and – if the failure to comply is capable of remedy – the non-compliance is not remedied within ten Business Days of the earlier of (A) the Lender giving notice to the Borrower of the failure to comply, and (B) the Borrower becoming aware of the failure to comply;

(iii)

the Borrower is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung – "InsO") or is over-indebted (überschuldet) within the meaning of section 19 InsO;

(iv)	the Borrower files an application for the commencement of insolvency proceedings with an insolvency court;
(v)	a German court takes one of the measures referred to in section 21 InsO in relation to the Borrower;
(vi)	a court initiates (eröffnet) insolvency proceedings in relation to the Borrower which will not be withdrawn or suspended within 30 days upon the commencement of such proceedings;
(vii)

enforcement measures are initiated against the Borrower provided that such measures are in respect of indebtedness aggregating more than Euro 1,000,000 (or the equivalent in another currency) and are not discharged within fifteen Business Days; or

(viii)	the Borrower ceases or threatens to cease to carry on its business.
(b)	Section 490 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply.

12.	Deep Subordination
(a)

In this Clause 12, "Lender Claim" means any claim for the payment of money (whether present or future, actual or contingent) of the Lender against the Borrower under or in connection with this Agreement, including, but not limited to any claim for (p)repayment of principal pursuant to Clause 6 (Repayment) or Clause 7 (Prepayment and cancellation) or payment of interest of a Loan pursuant to Clause 8 (Interest).

(b)

In order to avoid an over-indebtedness (Überschuldung) of the Borrower within the meaning of section 19 InsO, the Lender herewith agrees to subordinate each Lender Claim in insolvency proceedings over the assets of the Borrower behind all claims of all current and future creditors of the Borrower in the rank pursuant to section 39 para. 1 no. 1 to 5 InsO to the effect that payments on the Lender Claims outside of insolvency proceedings may only be made (i) from future annual profits, (ii) from a liquidation surplus or (iii) from other free capital (sonstiges freies Vermögen) exceeding the liabilities to be stated in the accounts of the Borrower pursuant to German Commercial Law (Handelsrecht).

(c)

Outside of insolvency proceedings over the assets of the Borrower, the Lender herewith agrees to subordinate the Lender Claims only to the extent required in order to avoid an over-indebtedness (within the meaning of section 19 InsO (Überschuldung)) of the Borrower or any other circumstances which may give reason for the opening of insolvency proceedings over the Borrower's assets, in particular on the basis of section 17 InsO (inability to pay due debts, Zahlungsunfähigkeit) or section 18 InsO (impending inability to pay due debts, drohende Zahlungsunfähigkeit). For this purpose, the scope of this subordination of rank shall automatically increase or decrease to the extent and necessary without any further declarations or actions of any party being required, but in any case, up to the total amount of the Lender Claims.

(d)	In an insolvency of the Borrower, the Lender Claims will only be satisfied after the insolvency claims (Insolvenzforderungen) of the insolvency creditors within the meaning of sections 38 and 39 InsO.
13.	Payment Mechanics
13.1	Business Days
(a)

Any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.
13.2	Currency of account

US Dollars is the currency of account and payment for any sum due from the Borrower under this Agreement.

14.	Partial invalidity

If any of the provisions of this Agreement is or becomes void (nichtig), invalid (unwirksam) or unenforceable (undurchsetzbar) in whole or in part for whatever reason, including a violation of any laws applicable to it, the validity, effectiveness and enforceability of the other provisions of this Agreement is not and shall not be affected. In the event of a void, invalid, unenforceable or impractical (wirtschaftlich unmöglich) provision, such provision shall be replaced by a valid, enforceable and practical provision or arrangement, that corresponds as closely as possible to the void, invalid, unenforceable or impractical provision and to the parties' economic aims pursued by and reflected in this Agreement in terms of subject matter, extent (Maß), time, place and scope (Geltungsbereich). The same applies to any unintentional gap (Regelungslücke). Section 139 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply.

15.	Amendments

Any amendment (Änderung), supplement (Ergänzung) or termination (Aufhebung) of this Facility Agreement, including this provision, shall be valid only if made in writing, except where notarisation or any other stricter form is required by law.

16.	Governing law

This Agreement is governed by, and shall be construed in accordance with, the laws of Germany.

17.	Jurisdiction

The courts of Stuttgart, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

18.	confirmation under the implementation agreement

As of the date of this Agreement Borrower and Curetis N.V. agree that OpGen, Inc. has complied with the closing conditions set forth in the Implementation Agreement related to the closing of a US$10,000,000 Interim Financing described in Section 6.9(a) of the Implementation Agreement, and the requirement to enter into the Interim Facility described in Section 6.9(b) and 6.9(c) of the Implementation Agreement.

19.

Amendment and Restatement. This Agreement amends and restates, and is issued in substitution for, that certain Interim Facility Agreement dated 12 November 2019 by and among Borrower, Lender and Curetis (as so amended, the “Existing Agreement”). However, without duplication, this Agreement shall in no way extinguish the Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Agreement, is given in substitution for, and not repayment of, the Existing Agreement and is in no way intended to constitute a novation of the Existing Agreement.

20.

Signatures

The Borrower

Curetis GmbH
_/s/ Oliver Schacht_	_/s/ Johannes Bacher _
By: Oliver Schacht, Ph.D. Title: Managing Director (Geschäftsführer)	By: Johannes Bacher Title: Managing Director (Geschäftsführer)

Address:Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany

Attn.Mr. Oliver Schacht, Ph.D., CC to Legal Dept.

Email:oliver.schacht@curetis.com

The Lender

CRystal gmbh
_/s/ Evan Jones_	_/s/ Timothy C. Dec_
By: Managing Director	By: Managing Director

Address:Crystal GmbH c/o OpGen, 708 Quince Orchard Rd, Gaithersburg, MD 20878 US

with copy to:

Crystal GmbH c/o LPA-GGV, Hamburger Allee 2-4, 60486 Frankfurt am Main

with copy to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

Attn: Mary J. Mullany, Esq.

Attn.Timothy C. Dec

Email:tdec@opgen.com

Curetis N.V.
_/s/ Oliver Schacht_	_/s/ Johannes Bacher _
By: Oliver Schacht, Ph.D. Title: Chief Executive Officer	By: Johannes Bacher Title: Chief Operating Officer

Schedule 1
Form of Utilisation Request

From:[Curetis GmbH]

To:[Crystal GmbH]

Dated:

Dear Sirs

Curetis GmbH – US$ 5,000,000 Amended and Restated Interim Facility Agreement dated 18 March 2020
(the "Agreement")

1.	We refer to the Agreement. This is a utilisation request. Terms defined in the Agreement have the same meaning in this utilisation request unless given a different meaning in this utilisation request.
2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[_____] (or, if that is not a Business Day, the next Business Day)
Amount:	US$ [_____] or, if less, the Available Commitment

3.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. [The proceeds of this Loan should be credited to [account].]
4.	The proceeds of this Loans will be applied for the following purpose(s): [add purpose(s)].

Yours faithfully

[Curetis GmbH]

…………………………………